Exhibit 10.3
METHODE ELECTRONICS, INC.
2007 STOCK PLAN
PERFORMANCE BASED RSA
FORM AWARD AGREEMENT
     This restricted stock award agreement (the “Award Agreement”), effective as of September 13, 2007 (the “Award Date”), is entered into by and between Methode Electronics, Inc., a Delaware corporation (the “Company”) and                      (the “Grantee”).
          WHEREAS, the Company desires to reward Grantee for his services to the Company and to encourage him to continue to work for the benefit of the Company in a manner that will benefit all Company shareholders.
          NOW, THEREFORE, in consideration of the premises and the mutual covenants and obligations hereinafter set forth, the Company agrees to deliver to Grantee restricted stock of the Company under the Methode Electronics, Inc. 2007 Stock Plan (the “Plan”) on the terms and conditions set forth herein.
     1. Grant. The Company hereby grants to Grantee a total of [                    ] shares of Restricted Stock (the “Restricted Shares”).
     2. Vesting. The Restricted Shares shall vest as follows:
(a)	Vesting Date. Except as otherwise provided in this section, the determination as to the number of Restricted Shares which shall vest hereunder shall be made as of May 1, 2010 (the “Vesting Date”).

(b)	Amount of Restricted Shares that Vest. The vesting of the Restricted Shares will be based on return on invested capital (“ROIC”) achieved during the three-year period ending on the Vesting Date and net sales growth by the Company. In calculating net sales growth, the net sales in fiscal 2007 (the “Base Year”) shall be compared to the net sales in the fiscal year ending on the Vesting Date (the “Final Year”). Exhibit A sets forth a table of vesting percentages which vary based upon the performance criteria. Grantee shall vest in the percentage of Restricted Shares that corresponds to the performance achieved as of the Vesting Date. The percentage of Restricted Shares that vests shall be determined in the absolute discretion of the Committee in accordance with the terms of this Award Agreement.

(c)	Termination of Employment Prior to the Vesting Date. Notwithstanding the provisions of this section, the Restricted Shares granted hereunder shall vest, in an amount determined according to the calculation set forth below, if the Grantee’s employment with the Company and all of its Subsidiaries and Affiliates is terminated prior to the Vesting Date due to: (i) retirement on or after Grantee’s sixty-fifth birthday; (ii) retirement on or after Grantee’s fifty-fifth birthday with consent of the Company; (iii) retirement at any age on account of total and permanent disability as determined by the Company; or (iv) death. In such event, Grantee shall vest in the percentage of Restricted Shares that, extrapolated from the net sales growth and ROIC achieved in the four most recently completed fiscal quarters, would have vested on the Vesting Date, multiplied by the percentage set forth in Exhibit B corresponding to the number of fiscal months elapsed since April 28, 2007 (rounded up).

(d)	Change of Control. Notwithstanding the provisions of this section, the Restricted Shares granted hereunder shall vest, in an amount determined according to the calculation set forth below, immediately following a Change of Control. In such event, Grantee shall vest in the percentage of Restricted Shares that, extrapolated from the net sales growth and ROIC achieved in the four most recently completed fiscal quarters, would have vested on the Vesting Date, multiplied by the percentage set forth in Exhibit B corresponding to the number of fiscal months elapsed since April 28, 2007 (rounded up).
     Grantee agrees, as a condition of this Award, to make acceptable arrangements to pay any withholding or other taxes that may be due as a result of the vesting of the Restricted Shares acquired under this Award. In the event that the Company determines that any federal, state, local or foreign tax or withholding payment is required relating to the vesting of shares arising from this Award, the Company shall have the right to require such payments from Grantee, or withhold such amounts from other payments due Grantee from the Company or any Subsidiary or Affiliate.
     3. Forfeiture and Set-Off.
(a)	Forfeiture if the Grantee Engages in Certain Activities. If at any time the Grantee engages in any activity adverse, contrary or harmful to the interests of the Company, including, but not limited to: (i) conduct related to the Grantee’s employment for which either criminal or civil penalties against the Grantee may be sought, (ii) while employed by the Company or any Subsidiary or Affiliate, serving as a consultant, advisor or in any other capacity to an entity that is, or proposes to be, in competition with or acting against the interests of the Company, (iii) employing or recruiting any present, former or future employee of the Company, whether individually or on behalf of another person or entity, that is, or proposes to be, in competition with or acting against the interests of the Company, (iv) disclosing or misusing any confidential information or material concerning the Company, or (v) participating in a hostile takeover attempt of the Company, then (1) the unvested Restricted Shares shall be forfeited to the Company effective as of the date on which the Grantee entered into such activity, unless terminated sooner by operation of another term or condition of this Award Agreement or the Plan, or (2) if elected by the Company, the Grantee shall immediately pay to the Company the Fair Market Value of the unvested Restricted Shares.

(b)	Right of Set-off. If the Grantee owes the Company any amount by virtue of Section 3(a) above, then the Company (or any Subsidiary or Affiliate) may recover such amount by setting it off from any amounts the Company (or any Subsidiary or Affiliate) owes or may owe the Grantee from time to time. By accepting these Restricted Shares and signing this Award Agreement in the space provided below, the Grantee consents to a deduction of any amount the Grantee may owe the Company by virtue of Section 3(a) above from any amounts the Company (or any Subsidiary or Affiliate) owes or may owe the Grantee from time to time (including amounts owed to the Grantee as wages or other compensation, fringe benefits, or vacation pay, as well as any other amounts owed to the Grantee). Whether or not the Company elects to make any set-off in whole or in part, if the Company does not recover by means of set-off the full amount the Grantee owes it, calculated as set forth above, the Grantee agrees to pay immediately the unpaid balance to the Company.

(c)	Committee Discretion. The Committee may release the Grantee from the obligations under Section 3(a) above if the Committee determines in its sole discretion that such action is in the best interest of the Company.
     4. Adjustments for Acquisitions or Dispositions. In the event of any acquisition of one or more businesses during the Base Year, the net sales of the acquired business(es) for such full fiscal year (including pre-acquisition sales) will be included in the Base Year net sales. In the event of any disposition (or related dispositions as determined by the board of directors) with Base Year net sales in the aggregate in excess of Fifty Million Dollars ($50,000,000) (a “Large Disposition”), the net sales of such business(es) will be deducted from the Base Year net sales and the Final Year net sales, if any. For all acquisitions and all dispositions other than a Large Disposition, the net sales of such businesses will be offset against each other. In such calculation, the net sales for the twelve months prior to the closing will be used for dispositions and the net sales for the full fiscal year of the transaction (including pre-acquisition sales) will be used for acquisitions. After offsetting such net sales, if such amount is greater than Fifty Million Dollars ($50,000,000), such amount will be deducted from the Final Year net sales.
     5. Restrictions. None of the Restricted Shares may be sold, transferred, pledged, hypothecated or otherwise encumbered or disposed of until they have vested in accordance with the terms of this Award Agreement. Any Restricted Shares that are not vested shall be forfeited to the Company immediately upon termination of the Grantee’s employment with the Company and all of its Subsidiaries and Affiliates or upon the expiration of this Award Agreement.
     6. Stock Certificates. Each stock certificate evidencing any Restricted Shares shall contain such legends and stock transfer instructions or limitations as may be determined or authorized by the Committee in its sole discretion; and the Company may, in its sole discretion, retain custody of any such certificate throughout the period during which any restrictions are in effect and require that the Grantee tender to the Company a stock power duly executed in blank relating thereto as a condition to issuing any such certificate.
     7. Rights as Stockholder. The Grantee shall have no rights as a stockholder with respect to any Restricted Shares until a stock certificate for the shares is issued in Grantee’s name. Once any such stock certificate is issued in Grantee’s name, the Grantee shall be entitled to all rights associated with ownership of the Restricted Shares, except that the Restricted Shares will remain subject to the restrictions set forth in Section 5 hereof and if any additional shares of Common Stock become issuable on the basis of such Restricted Shares (e.g., a stock dividend), any such additional shares shall be subject to the same restrictions as the shares of Restricted Shares to which they relate.
     8. Construction. This Award Agreement is subject to the terms of the Plan and shall be construed in accordance therewith. All capitalized and undefined terms herein are subject to the definitions contained in the Plan. The construction and operation of this Award Agreement are governed by the laws of the State of Illinois without regard to any conflicts or choice of law rules or principles that might otherwise refer construction or interpretation of this Award Agreement to the substantive law of another jurisdiction, and any litigation arising out of this Award Agreement shall be brought in the Circuit Court of the State of Illinois or the United States District Court for the Eastern Division of the Northern District of Illinois.
     9. Amendment. This Award Agreement may be amended at any time by written agreement between the Company and Grantee. Any such amendment shall be made pursuant to a resolution of the Compensation Committee of the Company’s Board of Directors.
     10. Severability. In the event that any provision or portion of this Award Agreement shall be determined to be invalid or unenforceable for any reason, the remaining provisions of this Award Agreement shall be unaffected thereby and shall remain in full force and effect.
     11. Dispute Resolution. The parties initially shall attempt to resolve by direct negotiation any dispute, controversy or claim arising out of or relating to this Award Agreement or its breach or interpretation (each, a “Dispute”). For purposes of this negotiation, the Company shall be represented by one or more of its independent directors appointed by the Board of Directors. If the parties are unable to resolve the Dispute by direct negotiation within 30 days after written notice by one party to the other of the Dispute, the Dispute shall be settled by submission by either party of the Dispute to binding arbitration in Chicago, Illinois (unless the parties agree in writing to a different location), before a single arbitrator in accordance with the American Arbitration Association’s National Rules for the Resolution of Employment Disputes then in effect. The decision and award made by the arbitrator shall be final, binding and conclusive on all parties hereto for all purposes, and judgment may be entered thereon in any court having jurisdiction thereof. Each party shall pay: the fees of his or its attorneys; the expenses of his or its witnesses; and all other expenses connected with presenting his or its case. Other costs of the arbitration, including the cost of any record or transcripts of the arbitration hearing, administrative fees, the fees of the arbitrator, and all other fees and costs shall be borne equally by the parties.

     12. No Retention Rights. Nothing herein contained shall confer on the Grantee any right with respect to continuation of employment by the Company or its Subsidiaries or Affiliates, or interfere with the right of the Company or its Subsidiaries or Affiliates to terminate at any time the employment of the Grantee.
     13. Counterparts. This Award Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
     14. Entire Agreement. This Award Agreement supersedes and cancels all prior written or oral agreements and understandings relating to the terms of this Award Agreement.

GRANTEE	METHODE ELECTRONICS, INC.

By:

Paul G. Shelton
[ ]		Its:	Chairman, Compensation Committee